UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                               FORM 8-K

                            CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

    Date of Report (Date of earliest event reported): December 30, 1998

                 -------------------------------------

                      BEST OF AMERICA CORPORATION
        (Exact name of registrant as specified in its charter)

         CO                                                  84-1082394
(State or other jurisdiction  (Commission File Number)   (I. R. S. Employer
   of incorporation)                                     Identification No.)

     6748 Renoir Avenue, Suite 1, Baton Rouge, LA               70806
       (Address of principal executive offices)               (Zip code)



                            (225) 926-0596
         (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets.

     On December 30, 1998, the company assumed $395,000.00 of debt and exchanged sixteen million (16,000,0000) shares of Class A common stock of the company for all the issued and outstanding shares of: (1) Baton Rouge Outpatient Rehab, Inc.; (2) Feleciana Outpatient Services, Inc.;
(3) S. W. Mississippi Outpatient Rehab of Woodville, Inc.; (4) S. W. Mississippi Outpatient Rehab of Glouster, Inc.; (5) S. W. Mississippi Outpatient Rehab of Natchez, Inc.; (6) S. W. Mississippi Outpatient Rehab of Port Gibson, Inc.; (7) N. E. Outpatient Rehab Services of Delhi, Inc.; (8) N. E. Louisiana Outpatient Rehab of Monroe, Inc.; and
(9) J Co., Inc. (collectively, the "Clinics") which became wholly owned subsidiaries of the company. The Clinics operate eight comprehensive outpatient rehabilitation clinics in Louisiana and Mississippi. The consideration for the exchange was determined as a result of an arm's length negotiation between the company's disinterested directors and the Clinics' sole shareholder, Julian P. Rish. The amount of consideration was determined by the fair market value of the Clinics and the market price of the stock on December 15, 1998, the date that the Purchase


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Agreement between the Company and the Julian P. Rish was executed.  The sole shareholder of the Clinics, Julian P. Rish, is the majority shareholder of the company. He is also a Director and the Secretary of the company.

     Because the consideration for the exchange constituted entirely of common stock of the company, the company did not have any funding requirements in order to effect the exchange.

Item No. 7. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired. Financial statements of the Clinics are not currently available, but will be filed no later than sixty-days from the date on which this report on Form 8-K was required to be filed.

(b) Pro Forma Financial Information. Pro forma financial statements of the company (restated to reflect consummation of the exchange and prepared pursuant to Regulation S-X) are not currently available but will be filed not later than sixty-days from the date on which this report on Form 8-K was required to be filed.

(c) Exhibits. The Purchase Agreement and the Addendum to Purchase Agreement by and among the Clinics and Julian P. Rish is attached hereto as Exhibit 2.1 and 2.2 respectively.


                              SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   BEST OF AMERICA CORPORATION

Date: January 14, 1999             /s/ Edwin Cantin

                                   Edwin Cantin, President